Exhibit 10.2

OPTION AGREEMENT

This Option Agreement (“Agreement”) is made as of July 31st, 2014 (the “Effective Date”) by and between Universität Leipzig, a German corporate body under public law having its principal place of business at Ritterstr. 26, 04109 Leipzig. Germany (“Leipzig”), and Amarantus Bioscience Holdings, Inc., a Nevada corporation having a principal place of business at 953 Indiana Street, San Francisco, CA 94107, U.S.A. (“Amarantus”). Leipzig and Amarantus may each be referred to herein as a “Party” or collectively as the “Parties”.

BACKGROUND

WHEREAS, Leipzig is the owner of patent rights relating to PCT Application No. PCT/EP2010/000702 filed on August 12, 2010 (Priority date: February 4, 2009) and entitled “Vector(s) Containing an Inducible Gene Encoding a CDK4/CDK6 Inhibitor Useful for Treating Neurodegenerative Disorders or Diseases Associated with an Unscheduled Activation of the Cell Cycle” with named inventors Thomas Arendt and Uwe Ueberham and relating to the German patent DE 19936034 (Priority date: July 30, 1999) (collectively, the “Patent Application(s)”);

WHEREAS, Amarantus desires to obtain an exclusive option to acquire an exclusive license under such patent rights and related technology in the Territory (as defined below), in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, initially capitalized terms shall have the meanings given to them below or elsewhere in this Agreement:

1.1            “Affiliate” means, with respect to a Party, any corporation or other entity which controls, is controlled by or is under common control with such Party, as the case may be, for so long as such control exists. For purposes of this definition, the term “control” means (a) direct or indirect ownership of fifty percent (50%) or more of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority), or, if less than fifty percent (50%), the maximum ownership interest permitted by applicable law in a particular jurisdiction, or (b) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

1.2            “Cover” means, with respect to any subject matter, the manufacture, use, sale, offering for sale or importation of such subject matter that would infringe a claim of a patent (or a patent application, if such claim was included in an issued patent) at the time thereof. “Covered” and “Covering” shall have their correlative meaning.

1.3           “Invention” means any and all subject matter claimed or disclosed in the Patent Application.

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1.4           “Leipzig Know-How” means any and all inventions, developments, discoveries, technical information, know-how, processes, procedures, compositions, materials, devices, methods, protocols, techniques, data (including clinical data) or other subject matter owned or controlled by Leipzig that is necessary or useful for the practice of the Invention.

1.5            “Leipzig Technology” means (a) the Invention, (b) any and all patent applications filed on (a) above, including the Patent Applications, and all continuations, continuations-in-part, substitutions and divisionals of any such applications, in each case owned or controlled by Leipzig, and (c) all letters patent worldwide issuing on any of the patent applications described in (b), including all reissues, extensions, confirmations, re-registrations, re-examinations, revalidations and patents of addition, supplementary protection certificates, or other governmental actions which extend any of the foregoing, in each case owned or controlled by Leipzig ((b) and (c), collectively, the “Patent Rights”).

1.6            “Option Period” means the period commencing on the Effective Date, and ending on the date that is one (1) year thereafter, and any extension thereto granted pursuant to Section 2.1.

1.7            “Term” means the term of this Agreement as determined pursuant to Section 8.1.

1.8            “Territory” means worldwide.

1.9            “Third Party” means any person or entity other than Leipzig, Amarantus and their respective Affiliates.

ARTICLE 2
OPTION

2.1           Option Grant. Leipzig hereby grants to Amarantus (and its Affiliates) an exclusive option (“Option”) to acquire (a) an exclusive license, including the right to grant and authorize sublicenses, under the Leipzig Technology, and to research, develop, make, have made, use, have used, offer for sale, sell, import and otherwise exploit products and/or services in the Territory (the “License”). Prior to the expiration of the Option Period and in its sole discretion, Amarantus may extend the Option Period for one six (6) month period by paying Leipzig the fee set forth in Paragraph 4.1(b). Amarantus may exercise the Option at any time during the Option Period by providing written notice of such exercise to Leipzig. Leipzig agrees to negotiate in good faith a grant to Amarantus of a non-exclusive license to Leipzig Know-how on terms and conditions to be agreed in the Negotiation Period (as defined below).

2.2           Territory Exclusivity. Except as expressly provided otherwise under this Agreement, during the Option Period (including any extension thereto) and any Negotiation Period, Leipzig shall not negotiate or enter into any arrangement that would conflict with Amarantus’ right to obtain an exclusive license under the Leipzig Technology pursuant to the Option. Without limiting the foregoing, Leipzig shall not (a) offer or grant any rights or licenses under the Leipzig Technology in the Territory to any Third Party, (b) offer or grant any rights to develop or commercialize products or services that incorporate the Leipzig Technology in or for the Territory, or (c) engage in discussions or negotiations with any Third Party with regard to the grant of the foregoing rights or licenses.

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2.3           License Agreement. Upon exercise of the Option as set forth in Section 2.1 above, Leipzig and Amarantus shall enter into exclusive negotiations with respect to, and shall use good faith efforts to execute, an agreement granting Amarantus the License (the “License Agreement”) within three (3) months after such exercise (the “Negotiation Period”). The terms and conditions of any such License Agreement entered into between Amarantus and Leipzig pursuant to this Agreement will be negotiated in good faith.

2.4           Sponsored Research Agreement. Promptly following the Effective Date, Leipzig and Amarantus shall use good faith efforts to execute a sponsored research agreement (the “Sponsored Research Agreement”) related to the further development of the Leipzig Technology. The terms and conditions of any such Sponsored Research Agreement entered into between Amarantus and Leipzig will be negotiated in good faith.

ARTICLE 3
EVALUATION

3.1           Disclosure. Within sixty (60) days following the Effective Date, Leipzig shall provide to Amarantus a copy of the Patent Applications. On request of Amarantus Leipzig does its best efforts to disclose additional Leipzig Know-How that could be necessary or useful for Amarantus to understand the Invention, make an evaluation of the Leipzig Technology and determine whether to exercise the Option. During the Option Period, Leipzig does its best efforts keep Amarantus informed on a regular basis of the progress of all studies conducted by or on behalf of Leipzig with the Leipzig Technology, and shall provide to Amarantus monthly updates of the progress of any such studies and all results obtained to date, including any clinical data generated. For the avoidance of doubt nothing in this Agreement shall be deemed to require Leipzig to conduct, or procure the conduct of studies. In the event that Leipzig and Amarantus deem a study desirable, Amarantus shall be given the opportunity to participate in the design and funding of such further study on terms to be agreed.

3.2           Access. Leipzig shall provide Amarantus reasonable opportunity to confer with the inventors named on the Patent Application(s) regarding the Leipzig Technology, at Amarantus’ request and expense.

3.3           Evaluation. Amarantus shall have the right, using the disclosure made pursuant to this ARTICLE 3, and any other disclosure made by or on behalf of Leipzig under this Agreement, to evaluate the technical, economic and commercial advantages of the Leipzig Technology and its market potential in the Territory.

ARTICLE 4
PAYMENTS

4.1           Option Fee. In consideration of the Option granted to Amarantus in this Agreement, Amarantus shall pay to Leipzig the following option fees (each, an “Option Fee”):

(a)           Ten Thousand Dollars (US$10,000) within ten (10) days following the Effective Date; and

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(b)           Five Thousand Dollars (US$5,000) within (10) days following any decision by Amarantus to extend the Option Period in accordance with Section 2.1.

4.2           Payment Method. Amarantus shall pay the amounts due to Leipzig hereunder via wire transfer in immediately available funds to an account specified by Leipzig in U.S. currency.

4.3           Taxes.  All amounts paid hereunder shall be inclusive of taxes, and Leipzig shall be responsible for any applicable sales tax, value added tax, duties and any similar taxes and charges incurred by Leipzig with respect to such payments.

ARTICLE 5
PATENT MATTERS

5.1           Patent Prosecution. During the Term, Leipzig shall file for, prosecute and maintain the Patent Applications and/or any related national filings in the United States, the European Union, Australia, Canada, China, India, Korea and Japan and shall: (a) provide Amarantus with copies of and an opportunity to review and comment upon (which comments Leipzig shall consider in good faith and use all reasonable efforts to implement the same) any communications, filings or applications relating to such patent applications at least thirty (30) days before the submission thereof to any patent office in the United States and the European Union, and (b) provide Amarantus with copies of all material communications, filings or submissions made or received with respect to filing, prosecution and maintenance of such patent applications in the United States and the European Union. Furthermore, Leipzig shall keep Amarantus fully informed with respect to all filing, prosecution and maintenance activities with respect to the Patent Rights worldwide during the Term. Amarantus shall reimburse Leipzig for reasonable patent expenses (including overheads [reduced rate of 15%] and inventors bonus according German Employee’s Inventions Act) incurred in relation to the Patent Applications from the Effective Date until the termination or expiration of the Option Period.

5.2           Limit on Leipzig Obligations. For the avoidance of doubt Leipzig shall have no obligation to maintain the Patent Applications in territories outside the United States, the European Union, Australia, Canada, China and Japan.

ARTICLE 6
CONFIDENTIALITY

6.1           Confidential Information. As used in this Agreement, “Confidential Information” means nonpublic information, including, without limitation know-how, disclosed by or on behalf of one Party or its Affiliates to the other Party or its Affiliates in connection with this Agreement and (a) if disclosed in written or tangible form, is labeled or designated by the disclosing party as “confidential” or “proprietary,” (b) if disclosed orally, is identified as “confidential” or “proprietary” at the time of such disclosure to the receiving party and reduced to writing within thirty (30) days after such disclosure, or (c) is reasonably obvious as “confidential” or “proprietary” due to the nature of the information and the manner of disclosure. Each Party shall use reasonable efforts to maintain in confidence and shall not disclose to any Third Party any Confidential Information furnished to it by the other Party and agrees not to use any such Confidential Information of the other Party other than as necessary to exercise its rights or carry out its obligations under this Agreement, except as otherwise set forth in this ARTICLE 6. Each Party shall ensure that its employees have access to Confidential Information of the other Party only on a need-to-know basis and are subject to written obligations of confidentiality and non-use substantially similar to those in this ARTICLE 6. The foregoing obligations shall not apply to information that:

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(a)           was already known to the receiving Party at the time of disclosure, other than under an obligation of confidentiality, as evidenced by written documentation;

(b)           was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)           becomes generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)           was subsequently lawfully disclosed to the receiving Party by a person other than a Party hereto; or

(e)           is independently developed by the receiving Party, as evidenced by written documentation.

6.2           Permitted Use and Disclosures. Each Party hereto may disclose Confidential Information disclosed to it by the other Party to the extent such use or disclosure is reasonably necessary in complying with applicable law or regulation or legal process, provided that if a Party is required to make any such disclosure of another Party’s Confidential Information, it will give reasonable advance notice to the latter Party of such disclosure and, will use good faith efforts consistent with its normal business practices to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise). Any Confidential Information so disclosed shall retain its confidentiality protection for all purposes other than such legally compelled disclosure. Amarantus may also disclose this Agreement and Leipzig’s Confidential Information to actual and potential investors and acquirers as is reasonably necessary in connection with such investment or acquisition.

6.3           Confidential Terms. Except as expressly provided herein, each Party agrees not to disclose the existence or terms of this Agreement to any Third Party without the written consent of the other Party; provided, however, that disclosures may be made by a Party (a) to its Affiliates, (b) to its advisors and consultants so long as they are bound by written obligations of confidentiality and non-use substantially similar to those in this ARTICLE 6, and/or (c) in order to comply with applicable law or regulation.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

7.1           Mutual Representations and Warranties. Each Party hereby represents and warrants that:

(a)           it has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; and

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(b)           the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party and is enforceable in accordance with its terms.

7.2           Leipzig Declarations. Leipzig hereby declares that:

(a)           it is the sole and exclusive owner of the Invention and the Patent Applications and has sufficient rights in all other Leipzig Technology to grant to Amarantus the Option and License;

(b)           prior to the Effective Date, it has not entered and, on or after the Effective Date, it will not enter into any agreement with any Third Party which is in conflict with the rights granted to Amarantus under this Agreement; and it has not taken and will not take any action that would in any way prevent it from granting the rights granted to Amarantus under this Agreement, or that would otherwise adversely affect the rights granted to Amarantus under this Agreement;

(c)           there are no existing or threatened actions, suits or claims pending against Leipzig with respect to any Leipzig Technology or Leipzig’s ability to enter into and perform its obligations under this Agreement;

(d)           to its knowledge, except for the Patent Applications, as of the Effective Date, Leipzig does not own or control any patent or patent application (including any invention disclosure or draft patent application for which a patent application is intended to be filed) the claims of which would dominate any practice of the Leipzig Technology in the Territory; and

(e)           to its knowledge, no Third Party is infringing or misappropriating the Leipzig Technology.

ARTICLE 8
TERM AND TERMINATION

8.1           Term. Unless earlier terminated as provided in this Agreement or extended by written agreement of the parties, this Agreement shall terminate on the later date of (a) the expiration of the Option Period (including any extension thereof); or (b) if the Option is exercised by Amarantus, the expiration of the Negotiation Period.

8.2           Termination by Amarantus. Amarantus may terminate this Agreement upon thirty (30) days’ written notice to Leipzig.

8.3           Termination for Cause. Either Party may terminate this Agreement if the other Party is in material breach or default of this Agreement, and fails to cure such material breach or default within thirty (30) days after receiving written notice thereof.

8.4           Effect of Termination. Upon the termination of this Agreement, each Party shall promptly destroy or return to the other Party all Confidential Information received from the other Party pursuant to this Agreement (except one copy which may be retained in confidential archives for the purpose of ensuring compliance with this Agreement only). Except as set forth in this Section 8.4 or Section 8.5 below, all rights and obligations of the Parties hereunder shall terminate upon the expiration or termination of this Agreement.

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8.5           Survival. Sections 8.4, 8.5, and ARTICLES 6 and 9 of this Agreement shall survive the expiration or termination of this Agreement for any reason.

ARTICLE 9
MISCELLANEOUS

9.1           Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the State of California, U.S.A. without reference to conflicts of laws principles. The Parties hereby expressly consent to the personal and exclusive jurisdiction and venue of the courts located in Santa Clara County, California, U.S.A.

9.2           Independent Contractors. The relationship of the Parties hereto is that of independent contractors. The Parties hereto shall not be deemed to be agents, partners or joint venturers of the other for any purpose as a result of this Agreement or the transactions contemplated thereby.

9.3           Assignment. This Agreement shall not be assignable by either Party to any Third Party hereto without the written consent of the other Party hereto; provided, however, Amarantus may assign this Agreement, without Leipzig’s consent, to (a) an Affiliate, or (b) an entity that acquires all or substantially all of the business or assets of Amarantus to which this Agreement pertains, whether by merger, reorganization, acquisition, sale, or otherwise. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties. Any attempted assignment of this Agreement other than as permitted under this Section 9.3 shall be null and void.

9.4           Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other Party hereto:

Amarantus:	Amarantus Bioscience Holdings, Inc.

c/o Janssen Labs @ QB3
953 Indiana Street
San Francisco, CA 94107, U.S.A.

Attn: ______________

Facsimile: __________

Leipzig:	Universität Leipzig

Forschungskontaktstelle

Ritterstr. 26

04109 Leipzig, Germany

Attn: Dr. Dirk Wilken

Facsimile: +49 – 341 – 79 – 35010

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9.5           Compliance with Laws. In exercising their rights under this Agreement, the Parties shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement.

9.6           Entire Agreement; Amendment. This Agreement constitutes the entire and exclusive agreement between the Parties with respect to the subject matter hereof and supersedes and cancels all previous discussions, agreements, commitments and writings in respect thereof. No provision of this Agreement may be waived, amended or added unless mutually agreed upon in writing by both parties.  In the event any provision of this Agreement is found to be legally unenforceable, such unenforceability shall not prevent enforcement of any other provision of the Agreement.

9.7           Publicity. The Parties have mutually approved a press release attached hereto as Exhibit 9.7 with respect to this Agreement and either Party may make subsequent public disclosure of the contents of such press release. Subject to the foregoing, each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the terms hereof without the prior written consent of the other Party, provided however, that neither Party will be prevented from complying with any duty of disclosure it may have pursuant to applicable laws or pursuant to the rules of any recognized stock exchange or quotation system, subject to that Party notifying the other Party of such duty and limiting such disclosure as reasonably requested by the other Party (and giving the other Party sufficient time, and in all instances at least ten (10) Business Days, to review and comment on any proposed disclosure, unless otherwise required by Applicable Law).

9.8           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which constitute one agreement.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

UNIVERSITÄT LEIPZIG	AMARANTUS BIOSCIENCE
HOLDINGS, INC.

By:	By:

Name:	Name:

Title:	Title:

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Exhibit 9.2

Initial Press Release

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